EXHIBIT 10.3
EXECUTION  COPY

Pilgrim’s Pride Corporation

Limited Duration Waiver Agreement

This Limited Duration Waiver Agreement (herein, the " Agreement ") is made as of October 26, 2008, by and among PILGRIM’S PRIDE CORPORATION, a Delaware corporation (the " Servicer "), PILGRIM’S PRIDE FUNDING CORPORATION, a Delaware limited liability company (the " Seller " and, together with the Servicer, the " Seller Parties "), the PURCHASERS AND PURCHASER AGENTS ON THE SIGNATURE PAGES HERETO (collectively, the " Purchasers ") and BMO CAPITAL MARKETS CORP., as administrator (in such capacity, together with its successors and assigns, the " Administrator ").

Recitals:

    A. Fairway and each other purchaser from time to time party to the Receivables Purchase Agreement (as defined below) (collectively, the " Purchasers " and, together with the Administrator, the " Waiving Parties ") currently purchase and make reinvestments of undivided percentage ownership interests with regard to the Participation from the Seller on the terms and conditions set forth in that certain Amended and Restated Receivables Purchase Agreement dated as of September 26, 2008, by and among the Servicer, the Seller, the Purchasers and the Administrator (as amended, restated, supplemented or otherwise modified from time to time, the " Receivables Purchase Agreement ").

    B. The Servicer has informed the Waiving Parties that the Servicer was not in compliance with clause (v) of Exhibit IV to the Receivables Purchase Agreement (Fixed Charge Coverage Ratio) as of September 27, 2008 and expects that it will not be in compliance with clause (t) of Exhibit IV to the Receivables Purchase Agreement (Leverage Ratio) (each such instance of noncompliance being hereinafter referred to collectively as the " Subject Default ").

    C. The Seller Parties have requested that the Waiving Parties waive the Subject Default during the period ending November 26, 2008, and the Waiving Parties are willing to do so subject to the terms and conditions contained in this Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. Incorporation of Recitals; Defined Terms. The Seller Parties acknowledge that the Recitals set forth above are true and correct in all material respects. The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference. All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Receivables Purchase Agreement.

    2. Amounts Owing. The Seller Parties acknowledge and agree that there are amounts outstanding, including Investment and Discount in respect of the Participation and other amounts, that are payable by the Originator, the Seller or the Servicer, as applicable, to the Purchasers and the Administrator (and any other Indemnified Party and Affected Person under the Transaction Documents, as applicable), and such amounts (together with interest and fees thereon) are justly and truly owing by the Seller without defense, offset or counterclaim.

    3. Limited Duration Waiver. Subject to the terms and conditions contained in this Agreement, the Waiving Parties waive the Subject Default but only for the period (the "Waiver Period") beginning October 28, 2008, and ending on November 26, 2008 (the "Scheduled Waiver Expiration Date"). The foregoing waiver shall become null and void on the Scheduled Waiver Expiration Date and from and after the Scheduled Waiver Expiration Date the Administrator and the Purchasers shall have all rights and remedies available to them as a result of the occurrence of the Subject Default as though this waiver had never been granted.

    4. Additional Agreements. The Seller Parties further agree that:

        (a) The Administrator (or its counsel) shall have the right to engage on behalf of the Purchasers a financial advisor, selected by the Administrator and acceptable to the Purchasers, to review, evaluate and advise the Administrator and the Purchasers as to the reports, analyses and cash flow forecasts and other materials prepared by the Seller’s and the Servicer’s financial consultants relating to the financial condition, operating performance, and business prospects of the Seller and the Servicer and their Subsidiaries and to perform such other information gathering or evaluation acts as may be reasonably requested by the Administrator, and the reasonable costs and expenses of such financial advisor shall be borne by the Seller and constitute part of the Seller’s obligations outstanding under the Receivables Purchase Agreement. Each of the Seller and the Servicer shall take reasonable steps to make available to such financial advisor and its representatives such information respecting the financial condition, operating performance, and business prospects of the Seller and the Servicer and their Subsidiaries as may be reasonably requested and shall make the Seller’s and the Servicer’s financial consultants, officers, employees, and independent public accountants available with reasonable prior notice to discuss such information with such financial advisor and its representatives.

        (b) The Seller (or the Servicer on its behalf) shall provide to the Administrator and the Purchasers a 13-week cash flow forecast (the " Forecast ") showing projected cash receipts and cash disbursements of the Seller and the Servicer and their Subsidiaries over the following 13-week period, together with a reconciliation of actual cash receipts and cash disbursements of the Seller and the Servicer and their Subsidiaries from the prior week against the cash flow forecast previously furnished to the Administrator and the Purchasers and showing any deviations on a cumulative basis), prepared by the Servicer and in form and substance, and with such detail, as the Administrator may request. Each Forecast shall be provided to the Administrator and the Purchasers no later than 5:00 p.m. Central time, on Wednesday of each week (beginning October 29, 2008).

        (c) [Intentionally Omitted].

        (d) No later than October 31, 2008, the Seller shall deliver to the Administrator and the Purchasers a budget for the 90-day period ending January 31, 2009, in form and substance satisfactory to the Administrator and the Purchasers and their financial advisors.

        (e) No later than October 28, 2008, the Seller and the Servicer shall permit the Administrator or its administrators or representatives to begin to conduct an on-site audit in accordance with clause (h) of Exhibit IV to the Receivables Purchase Agreement, and each of the Seller Parties hereby agrees (i) that this clause (k) constitutes reasonable notice of such audit as contemplated by the Receivables Purchase Agreement and (ii) to pay on demand in immediately available funds all fees and expenses in connection therewith.

        (f) No later than November 26, 2008, with respect to any accounts or lock-boxes that are or were in the name of the Seller but are not listed on Schedule I hereto(such accounts and lock-boxes, collectively, the " Unscheduled Accounts "), the Seller shall (i) (A) enter into lock-box agreements in form and substance reasonably satisfactory to the Administrator and covering such Unscheduled Accounts with the applicable lock-box banks, and deliver original counterparts thereof to the Administrator and/or (B) instruct each Obligor to make payments of all Receivables to a Lock-Box Account or lock-box listed on Schedule I hereto instead of to such Unscheduled Account or (ii) enter into other arrangements covering such Unscheduled Accounts reasonably acceptable to the Administrator; for the avoidance of doubt, the term "Lock-Box Account" includes, without limitation, the Collection Account and the Liquidation Account. A breach of this clause (e) shall constitute a Termination Event under the Receivables Purchase Agreement.

    5. Waiver Termination. As used in this Agreement, "Waiver Termination" shall mean the occurrence of the Scheduled Waiver Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any Unmatured Termination Event or Termination Event, in each case other than the Subject Default; (b) any failure by the Seller or the Servicer for any reason to comply with any term, condition, or provision contained in this Agreement; (c) any representation made by the Seller or the Servicer in this Agreement or pursuant to it proves to be incorrect or misleading in any material respect when made; (d) the CoBank Limited Duration Waiver (as defined in Section 13(b) hereof) shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or CoBank or any other party to the Amended and Restated Credit Agreement dated as of September 21, 2006, among the Servicer, CoBank, ACB, as Administrative, Documentation and Collateral Agent for the benefit of the present and future Syndication Parties and as a Syndication Party, Lead Arranger and Book Manager thereunder (" Co-Bank "), Farm Credit Services of America, FLCA, as Co-Arranger and as a Syndication Party, and the other Syndication Parties party thereto, as amended, supplemented, restated and otherwise modified from time to time (as so amended, supplemented, restated and otherwise modified from time to time, the " CoBank Credit Agreement ") takes any action for the purpose of terminating, repudiating or rescinding the CoBank Limited Duration Waiver or any of its obligations thereunder; (e) the Credit Agreement Limited Duration Waiver (as defined in Section 13(c) hereof) shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Credit Agent (as defined below) or any other party to the Fourth Amended and Restated Secured Credit Agreement dated as of February 8, 2007, among Seller, as a borrower, To-Ricos, Ltd., To-Ricos Distribution, Ltd., the various banks party thereto and Bank of Montreal, as agent (the " Credit Agent "), as amended, supplemented and otherwise modified (as so amended, supplemented and otherwise modified, the " Credit Agreement "), takes any action for the purpose of terminating, repudiating or rescinding the Credit Agreement Limited Duration Waiver or any of its obligations thereunder or (f) the Servicer shall pay any interest on its 8-3/8% Senior Subordinated Notes due 2017 (as defined in the 2007 Senior Subordinated Indenture (as defined in the Credit Agreement)) or its 7-5/8% Senior Notes due May 1, 2015 (as defined in the 2007 Senior Indenture (as defined in the Credit Agreement)) (such interest payments under this clause (f), collectively, the " Indenture Interest Payments "). Upon the occurrence of a Waiver Termination, the Waiver Period is automatically terminated and the Administrator and the Purchasers are then permitted and entitled, with respect to the Subject Default and any other Termination Event then in existence, under the Receivables Purchase Agreement, including without limitation Section 4.4 thereof, among other things, to do all things necessary or desirable, in the determination of the Administrator, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including, without limitation, endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts, to cease making purchases and reinvestments, to permanently terminate the commitments thereunder, to accelerate the Seller’s indebtedness, obligations and liabilities under the Transaction Documents, and to exercise any other rights and remedies that may be available under the Transaction Documents or applicable law.

    6. Limited Waiver and Reservation of Rights. The Seller Parties acknowledge and agree that immediately upon expiration or termination of the Waiver Period, the Administrator and the Purchasers have all of their rights and remedies with respect to the Subject Default to the same extent, and with the same force and effect, as if the waiver contained herein had not been granted. The Seller Parties will not assert and hereby forever waives any right to assert that the Administrator or the Purchasers are obligated in any way to continue to waive the Subject Default beyond the Waiver Period or to forbear from enforcing their rights or remedies with respect to the Subject Default after the Waiver Period or that the Administrator and the Purchasers are not entitled to act on the Subject Default after the occurrence of a Waiver Termination as if such default had just occurred and the Waiver Period had never existed. The Seller Parties acknowledge that none of the Administrator or the Purchasers have made any representations as to what actions, if any, such party will take after the Waiver Period or upon the occurrence of any Waiver Termination, Unmatured Termination Event or Termination Event, and the Purchasers and the Administrator must and do hereby specifically reserve any and all rights, remedies, and claims they have (after giving effect hereto) with respect to the Subject Default and each other default or Termination Event that may occur.

    7. Acknowledgement of Liens. The Seller Parties hereby acknowledge and agree that all indebtedness, obligations and liabilities of the Seller owing to the Administrator and the Purchasers arising out of or in any manner relating to the Transaction Documents shall continue to be secured by liens and security interests on all of the Receivables, Contracts and Related Security and all other collateral pursuant to the Transaction Documents heretofore or hereafter executed and delivered by the Seller or the Servicer, and nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for thereby as to the indebtedness, obligations, and liabilities which would be secured thereby prior to giving effect to this Agreement.

    8. Representations and Warranties. Each of the Seller Parties represents and warrants to the Administrator and the Purchasers that:

     (a) each Seller Party has full right and authority to enter into this Agreement and to perform all of its obligations hereunder;

        (b) this Agreement and the performance or observance by the Seller Parties of any of the matters and things herein or therein provided for do not (i) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Seller Party or any provision of the organizational documents (e.g., certificate or articles of incorporation and by-laws) of any Seller Party, or (ii) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Seller Party or any of its Property;

           (c) the obligations of each Seller Party under this Agreement and each of the Transaction Documents executed and delivered by it are legal, valid, enforceable (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally) and subsisting and not subject to set-off, defense (other than payment) or counterclaim;

           (d) no Unmatured Termination Event or Termination Event (other than the Subject Default) has occurred and is continuing;

           (e) as of the close of business in Chicago, Illinois on September 24, 2008, the undrawn amount of all commitments under the CoBank Credit Agreement was $143,000,000 and the undrawn amount of all revolving credit commitments under the Credit Agreement was $35,500,000;

                 (f) the Servicer has decided that during the Waiver Period it will not make the Indenture Interest Payments; and

                (g) Each Seller Party represents and warrants that (i) each of the Lock-Box Accounts and lock-boxes set forth on Schedule I hereto is subject to a Lock-Box Agreement, (ii) the Lock-Box Accounts and lock-boxes set forth on Schedule I hereto cover all of the accounts and lock-boxes into which Obligors are instructed to deposit Collections and any other amounts related to Receivables and (iii) all Obligors have been instructed to make payments of all Receivables (A) only to one or more of the Lock-Box Accounts or lock-boxes set forth on Schedule I hereto or (B) solely with respect to any Unscheduled Accounts, as otherwise reasonably acceptable to the Administrator.

    9. Amendments and agreements.

        (a) Exhibit I to the Receivables Purchase Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:

" October PPC Limited Duration Waiver Agreement " means the Pilgrim’s Pride Corporation Limited Duration Waiver Agreement, dated as of October 26, 2008, among Pilgrim’s Pride Corporation, Pilgrim’s Pride Funding Corporation, the various purchasers and purchaser agents party thereto and BMO Capital Markets Corp.

        (b) The definition of "Waiver Period" set forth in Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follow:

              " Waiver Period " means the period beginning on September 26, 2008 and ending on the earliest of (a) the date of the Waiver Termination (as defined in the PPC Limited Duration Waiver Agreement) if such Waiver Termination is not the result of the Scheduled Waiver Expiration Date (as defined in the PPC Limited Duration Waiver Agreement), (b) the Scheduled Waiver Expiration Date (as defined in the October PPC Limited Duration Waiver Agreement) and (c) the date of the Waiver Termination (as defined in the October PPC Limited Duration Waiver Agreement).

        (c) Based solely on the Seller Parties’ representations and warranties set forth in Section 8(g), and solely so long as such representations and warranties continue to be true and correct, the Administrator and the Purchasers acknowledge and agree that they do not presently intend to direct Obligors to redirect funds during the Waiver Period; provided , that such acknowledgment is not in limitation of, and the Administrator and the Purchasers specifically reserve, the right to exercise any and all enforcement rights and remedies under the Transaction Documents, including, without limitation, Section 4.4 of the Receivables Purchase Agreement.

        (d) The Administrator and the Purchasers acknowledge and agree that the Seller Parties’ election not to make the Indenture Interest Payments during the Waiver Period shall not, during the Waiver Period, constitute a Termination Event under clause (e) of the Exhibit V to the Receivables Purchase Agreement.

        (e) On or before 5:00 pm Chicago time on October 27, 2008, the Seller shall:

            (i) pay to the Administrator in immediately available funds of (x) an upfront fee equal to the product of (i) 0.10% multiplied by (ii) the Purchase Limit and (y) out-of-pocket expenses in an amount equal to $20,000; and

            (ii) pay to Mayer Brown LLP, counsel to the Administrator and the Purchasers, in immediately available funds (x) $174,293.79 in outstanding legal fees and (y) any other current legal fees and expenses referred to in Section 12 below.

    10. Release. For value received, including without limitation, the agreements of the Administrator and the Purchasers in this Agreement, each Seller Party hereby releases the Administrator, each Purchaser, each Indemnified Party and their respective current and former shareholders, directors, officers, agents, employees, attorneys, consultants, and professional advisors (collectively, the "Released Parties") of and from any and all demands, actions, causes of action, suits, controversies, acts and omissions, liabilities, and other claims of every kind or nature whatsoever, both in law and in equity, known or unknown, which such Seller Party has or ever had against the Released Parties from the beginning of the world to this date arising in any way out of the existing financing arrangements between the Seller Parties, the Administrator and the Purchasers, and each Seller Party further acknowledges that, as of the date hereof, it does not have any counterclaim, set-off, or defense against the Released Parties, each of which each Seller Party hereby expressly waives.

    11. Transaction Documents Remain Effective. Except as expressly set forth in this Agreement, the Transaction Documents and all of the obligations of the Seller Parties thereunder, the rights and benefits of the Administrator and Purchasers thereunder, and the liens and security interests created thereby remain in full force and effect. Without limiting the foregoing, each Seller Party agrees to comply with all of the terms, conditions, and provisions of the Transaction Documents except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement. This Agreement and the Transaction Documents are intended by the Administrator and the Purchasers as a final expression of their agreement and are intended as a complete and exclusive statement of the terms and conditions of that agreement.

    12. Fees and Expenses. The Seller and the Servicer shall pay on demand all fees and expenses (including attorneys’ fees) incurred by the Administrator and its counsel in connection with this Agreement and the other instruments and documents being executed and delivered in connection herewith, and all fees and expenses of counsel to the Administrator with respect to the securitization facility subject to the Receivables Purchase Agreement.

    13. Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

        (a) the Seller Parties, the Administrator, and the Purchasers shall have executed and delivered this Agreement on or before October 28, 2008;

        (b) the Administrator shall have received a copy of a fully executed limited duration waiver from the lenders party to the CoBank Credit Agreement and CoBank, as agent for such lenders, waiving any default under the CoBank Credit Agreement that is analogous to the Subject Default for a period ending no earlier that the Scheduled Waiver Expiration Date, which limited duration waiver shall not contain any terms or provisions that are not contained in this Agreement materially adverse to the Administrator and the Purchasers or that are, in any material respect, more favorable to the lenders under the CoBank Credit Agreement than the terms of this Agreement are favorable to the Administrator and the Purchasers, and which otherwise shall be in form and substance reasonably satisfactory to the Administrator (the " CoBank Limited Duration Waiver "), provided that the CoBank Limited Duration Waiver may require the Servicer to grant mortgages and deeds of trust to CoBank, as agent under the CoBank Credit Agreement, on real property and buildings and improvements thereon that are currently unencumbered, and such limited duration waiver shall be effective; and

        (c) the Administrator shall have received a copy of a fully executed limited duration waiver from the lenders party to the Credit Agreement and the Credit Agent, waiving any default under the Credit Agreement that is analogous to the Subject Default for a period ending no earlier that the Scheduled Waiver Expiration Date, which limited duration waiver shall not contain any terms or provisions that are not contained in this Agreement materially adverse to the Administrator and the Purchasers or that are, in any material respect, more favorable to the lenders under the Credit Agreement than the terms of this Agreement are favorable to the Administrator and the Purchasers, and which otherwise shall be in form and substance reasonably satisfactory to the Administrator (the " Credit Agreement Limited Duration Waiver "), and such limited duration waiver shall be effective.

    14. Miscellaneous. By its acceptance hereof, each Seller Party hereby represents that it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that this Agreement constitutes the valid and binding obligation of such Seller Party enforceable against it in accordance with its terms. Any provision of this Agreement held invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provision hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto hereby acknowledge and agree that this Agreement shall constitute a Transaction Document for all purposes of the Receivables Purchase Agreement and the other Transaction Documents. Unless otherwise expressly stated herein, the provisions of this Agreement shall survive the termination of the Waiver Period. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy shall be effective as an original. This Agreement shall be governed by Texas law and shall be governed and interpreted on the same basis as the Receivables Purchase Agreement.

[Signature Pages to Follow]

This Limited Duration Waiver Agreement is entered into as of the date and year first above written.

Pilgrim’s Pride Corporation, as Servicer

By

Name:

Title:

Pilgrim’s Pride Funding Corporation, as Seller

By

Name:

Title:

Accepted and agreed to:

BMO Capital Markets Corp., as Administrator

By

Name:

Title:

BMO Capital Markets Corp., as Purchaser Agent

By

Name:

Title:

Fairway Finance Company, LLC, as Uncommitted Purchaser and as Related Committed Purchaser

By

Name:

Title: